Exhibit 10.27

MASTER EXECUTIVE EMPLOYMENT AGREEMENT

September 9, 2004

Dear Yu Bing:

We are pleased to offer you the position of CEO & President of Lenovo-AsiaInfo Technologies, Inc. (“LAI” or the “Company”). This Master Executive Employment Agreement, and the confidentiality and invention assignment provisions attached hereto as Appendix I (together, this “Agreement”), if accepted by you, along with the Supplementary Agreements (as defined below), sets forth the terms of your employment with LAI and the Group (as defined below). This offer is contingent on the occurrence of the consummation of AsiaInfo’s acquisition (the “Acquisition”) of certain assets constituting substantially all of the IT services business (the “Business”) of Lenovo Group Limited and its affiliates (collectively, “Lenovo”) and, if you accept this offer, it would take effect as of the date of the closing of the Acquisition (the “Closing Date”), which is currently anticipated to be October 1 -, 2004.

For the purposes of this Agreement, “Group” means the Company, along with its ultimate parent company, AsiaInfo Holdings Inc. (“AsiaInfo”), and any company which is for the time being and from time to time, a direct or indirect subsidiary of AsiaInfo.

1.	Purpose of the Agreement and The Supplementary Agreements

The purpose of this Agreement is to set forth certain principal terms and conditions that apply to all of the employment services you render to the Company and other members of the Group, either directly or pursuant to secondments or similar arrangements. Your employment shall also be governed from time to time by certain additional written agreements entered into between you and the Company or other members of the Group (hereinafter “Supplementary Agreements”), as well as the written policies of the Company and the Group. You will enter into the following Supplementary Agreements with the Company concurrently with this Agreement: (i) a labor contract under the laws of the People’s Republic of China and (ii) the Confidentiality and Non-Competition Agreement (in Chinese version). Any of the Supplementary Agreements may be terminated, modified or amended from time to time in accordance with their respective terms.

2.	Salary and Bonus

As a full-time employee, you will receive an annual base salary of RMB1,200,000, less all applicable deductions, including. personal income tax, employee’s contribution of the social insurance, personal contribution of the public housing fund and others required by the government. Your annual target incentive bonus will be RMB600,000, the actual bonus amount will be calculated and paid based on the performance of the Business meeting certain agreed upon target levels You will also participate in the company’s profit sharing plan. You will be responsible for any income tax relating to the above bonus and incentives. The company will withheld the income tax.

3.	Sign-on Bonus

You will be awarded a sign-on bonus of RMB200,000 with 2 installments: 50% payable after 6-month service with LAI and 50% payable after 12-month service with LAI, less all the income tax.

4.	Expense Reimbursement

Following the Closing Date, you will be eligible for reimbursement for all reasonable business expenses incurred on behalf of the Company, as long as you properly account for those expenses, to the extent permitted by AsiaInfo’s expense reimbursement policy as in effect from time to time.

5.	Stock Options

Provided the closing of the Acquisition occurs and your employment hereunder commences, on the Closing Date, you will be awarded options to purchase 120,000 shares of common stock of AsiaInfo under AsiaInfo’s 2002 Stock Option Plan. The terms and conditions of such award (including the option price and the vesting schedule) will be set forth in an option award notice from Asiainfo. In the event that you breach the Non-Competition provisions in Paragraph 9 of this Agreement, AsiaInfo shall have the right to cancel any or all of the foregoing options and any or all of any options to purchase common stock of AsiaInfo thereafter granted to you under any AsiaInfo stock option plan, whether vested or unvested. In addition, in the event of such breach you shall be obligated, and hereby agree, to return to AsiaInfo any underlying shares of AsiaInfo common stock acquired through the exercise of any such options and/or any monetary profit or gain you have recognized from the sale of any such shares. The foregoing shall be in addition to, and not in limitation of, the other legal rights AsiaInfo will have against you in the event you breach the Non-Competition provisions in Paragraph 9 of this Agreement. The other terms and conditions of your options shall be set forth in your Option Award Notice from AsiaInfo and in AsiaInfo’s 2002 Stock Option Plan.

6.	Term of Employment

You agree to remain employed by the Company for a period of two (2) years following the Closing Date, unless extended for such longer period as may be mutually agreed by the Company and you. Nevertheless, your employment may be terminated by the Company or you prior to the end of such two (2) year period, at any time for any reason or without a reason, with or without cause, by giving thirty (30) days prior written notice of such termination to the other party. The severance payment relating to such termination will be governed based on China Labor Law and the related rules and regulations. Notwithstanding the payment under this paragraph, you, LAI and AsiaInfo shall remain entitled to institute legal and/or equitable proceedings to obtain damages and/or injunctive relief in connection with any breach of this Agreement.

7.	Your Position

You will initially have the title of CEO & President of LAI reporting to the Chairman of the Board of Directors of LAI. You will have whatever reasonable duties are assigned to you consistent with your title and position. The Board of Directors may change your title, duties, compensation, and benefits as it reasonably sees fit.

8.	Non-Competition

You understand and agree that this Agreement is entered into in connection with the Acquisition. You further understand and agree that you are a key and significant member of the management of the Business and that AsiaInfo has agreed to pay substantial consideration in order to purchase the Business. You acknowledge that you possess skills that are special, unique or extraordinary and that the value of the assets being acquired by AsiaInfo in the Acquisition depends upon your use of such skills on the Company’s behalf.

You agree that during your employment with the Group you will not engage in any other employment, business, or business related activity unless you receive the prior written approval of the Board of Directorsto hold such outside employment or engage in such business or activity. Such written approval will not be unreasonably withheld if such outside employment, business or activity would not in any way be competitive with the business or proposed business of the Company or otherwise conflict with or adversely affect in any way your performance of your employment obligations to AsiaInfo.

Commencing on the Closing Date and continuing until two (2) years after the date of termination of your employment with the Group, except as provided below, you will not:

(a) accept employment with, provide any services or advice to, or become an owner of any company which provides products or services that are competitive with those offered or planned by the Group, including, but not limited to, companies offering IT services similar to those of the Business in the People’s Republic of China (the “PRC”); or

(b) solicit, divert, take away or interfere with any customers or clients of AsiaInfo or the Group; or

(c) solicit or encourage any employee or consultant of AsiaInfo or the Group to terminate his or her employment or engagement, or to accept employment or an engagement with any other company.

Notwithstanding the foregoing, you may own, directly or indirectly, solely as an investment, up to, but not more than, one percent (1%) of any class of “publicly traded securities” of any company, which provides products or services that are competitive with those offered or planned by Asiainfo. The term “publicly traded securities” shall mean securities that are traded on an internationally-recognized securities exchange.

If any restriction set forth in this Non-Competition provision is found by a court to be unreasonable, then you agree, and hereby submit, to the reduction and limitation of such prohibition to such area or period as shall be deemed reasonable. You acknowledge that irreparable harm will be suffered by AsiaInfo in the event of the breach by you of any of your obligations under this Agreement, and that the Company will be entitled, in addition to its other rights, to enforce by an injunction or decree of specific performance the obligations set forth in this Agreement.

In the event of any conflict between the terms of this Non-competition provision and the terms of Confidentiality and Non-Competition Agreement (in Chinese version), the terms of the Confidentiality and Non-Competition Agreement (in Chinese version) shall govern.

9.	Arbitration

You agree that any dispute or controversy arising out of or in any way concerning this Agreement, any Supplementary Agreement or your employment with the Company or any other member of the Group, shall be submitted to a single arbitrator appointed by the Hong Kong International Arbitration Center. The arbitration shall be conducted in Hong Kong in accordance with the then applicable arbitration rules of the United Nations Commission on International Trade Law and the language used in the arbitral proceedings shall be English. The arbitration award shall be final, conclusive and binding on the parties to the arbitration. Judgment may be entered on the arbitration award in any court having jurisdiction. The Company and you shall each pay one-half of the costs and expenses of such arbitration, and each party shall separately pay its counsel’s fees and expenses. Notwithstanding this arbitration clause, the parties may apply for injunctive relief to any court with jurisdiction.

You understand that each party’s promise to resolve claims by arbitration in accordance with the provisions of this Agreement, rather than through the courts, is consideration for the other party’s like promise.

10.	Miscellaneous Provisions

This Agreement and the Supplementary Agreements will be the entire agreement among you, the Company and the other members of the Group relating to your employment and the additional matters provided for herein. You further agree that this Agreement may be amended or altered only in a writing signed by you and the Company.

This Agreement shall be construed and interpreted in accordance with the laws of the State of Delaware. Each provision of this Agreement is severable from the others, and if any provision hereof shall be to any extent unenforceable it and the other provisions shall continue to be enforceable to the full extent allowable, as if such offending provision had not been a part of this Agreement.

Sincerely,

Lenovo-Asiainfo Technologies, Inc.

By:	/s/ James Ding
	Name:	James Ding
	Title:	Chairman of the Board of Directors

I agree to and accept the terms and conditions of this Master Executive Employment Agreement.

Yu Bing

/s/ Yu Bing

APPENDIX I

CONFIDENTIAL INFORMATION AND INVENTIONS

In consideration of my employment with the Company, and the compensation paid to me by the Company, I hereby agree to the terms and conditions set forth in this Appendix.

1.	Confidential Information.

(a) Company Information. I agree at all times during the term of my employment and thereafter, to hold in strictest confidence, and not to use, except for the benefit of the Company or the benefit of the Group, or to disclose to any person, firm or corporation without written authorization of the Board of Directors of the Company, any Confidential Information (as hereafter defined). I understand that “Confidential Information” means any proprietary information, technical data, trade secrets or know-how, including, but not limited to, research, product plans, products, services, customer lists and customers (including, but not limited to, customers of the Company and/or any other member of the Group on whom I called or with whom I became acquainted during the term of my employment), partners, markets, software, developments, inventions, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, yield data, equipment modifications, pricing, marketing, finances or other business information of the Group disclosed to me by or obtained by me from the Company and/or any other member of the Group either directly or indirectly in writing, orally or by drawings or observation of parts or equipment. I further understand that Confidential Information does not include any of the foregoing items which has become publicly known and made generally available through no wrongful act of mine or of others who were under confidentiality obligations as to the item or items involved.

(b) Former Employer Information. I agree that I will not, during my employment with the Company, improperly use or disclose any proprietary information or trade secrets of any former or concurrent employer or other person or entity and that I will not bring onto the premises of the Company and/or any other member of the Group any unpublished document or proprietary information belonging to any such employer, person or entity unless consented to in writing by such employer, person or entity. I agree to indemnify the Company and/or any other member of the Group and hold it or them harmless from all claims, liabilities, damages and expenses, including reasonable attorneys fees and costs of litigation, arising out of or in connection with any violation or claimed violation of a third party’s rights resulting from any use by the Company and/or any other member of the Group of such proprietary information or trade secrets improperly used or disclosed by me.

(c) Third Party Information. I recognize that the Company and other members of the Group have received and in the future will receive from third parties their confidential or proprietary information subject to a duty on the Company’s part or the part of other members of the Group to maintain the confidentiality of such information and to use it only for certain limited purposes. I agree to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm or corporation or to use it except as necessary in carrying out my work for the Company consistent with the Company’s agreement with such third party.

2.	Inventions.

(a) Assignment of Inventions. I agree that I will promptly make full written disclosure to the Company, will hold in trust for the sole right and benefit of the Company, and hereby assign to the Company, or its designee, all my right, title, and interest in and to any and all inventions, original works of authorship, developments, concepts, improvements, designs, discoveries, ideas, trademarks or trade secrets, processes, copyright works, know-how, any other work’s information or matter which gives rise or may give rise to any intellectual property of whatsoever nature, whether or not patentable or registrable under any law of any country, which I may solely or jointly conceive or develop or reduce to practice, or cause to be conceived or developed or reduced to practice, during the period of time I am in the employ of the Company (collectively referred to as “Inventions”). I acknowledge that the Company, or its designee, has the absolute title, right or interest in and to any and all original inventions or works of authorship which are made by me, as an employee, (solely or jointly with others) within the scope of and during the period of my employment with the Company. I understand and agree that the decision whether or not to commercialize or market any invention developed by me solely or jointly with others is within the Company’ sole discretion and for the sole benefit of the Company and/or any other member of the Group, and that no royalty will be due to me as a result of the Company’s efforts (or the efforts of any member of the Group) to commercialize or market any such Invention.

(b) Maintenance of Records. I agree to keep and maintain adequate and current written records of all Inventions made by me (solely or jointly with others) during the term of my employment with the Company. The records will be in the form of notes, sketches, drawings, and any other format that may be specified by the Company. The records will be available to and remain the sole property of the Company at all times.

(c) Patent and Copyright Registrations. I agree to assist the Company, or its designee, at the Company’s expense, in every proper way to secure the Company’s (or its designee’s) rights in the Inventions and any copyrights, patents, mask work rights or other intellectual property rights relating thereto in any and all countries, including the disclosure to the Company of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments and all other instruments which the Company shall deem necessary in order to apply for and obtain such rights and in order to assign and convey to the Company, its successors, assigns, and nominees the sole and exclusive rights, title and interest in and to such Inventions, and any copyrights, patents, mask work rights or other intellectual property rights relating thereto. I further agree that my obligation to execute or cause to be executed, when it is in my power to do so, any such instrument or papers shall continue after the termination of my employment with the Group for any reason. If the Company or its designee is unable because of my mental or physical incapacity or for any other reason to secure my signature to apply for or to pursue any application for any United States or foreign patents or copyright registrations covering Inventions or original works of authorship assigned to the Company as above, then I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney in fact, to act for and in my behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of letters patent or copyright registrations thereon with the same legal force and effect as if executed by me.

3.	Returning Company Documents.

I agree that, at the time of leaving the employ of the Company, I will deliver to the Company (and will not keep in my possession, recreate or deliver to anyone else) any and all devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings blueprints, sketches, materials, equipment, other documents or property, or reproductions of any aforementioned items developed by me pursuant to my employment with the Company or otherwise belonging to the Company and/or any other member of the Group.